Exhibit 99.17.2

AMENDMENT TO EXECUTIVE CHANGE IN CONTROL AGREEMENT

This Amendment to Executive Change in Control Agreement (the “Amendment”) is entered into as of 5th August 2011 (“Effective Date”), by and between              (“Executive”) and Headwaters Incorporated, a Delaware corporation (the “Company”).

RECITALS

The Company and Executive entered into the Executive Change in Control Agreement effective 30 September 2006 (the “Agreement”). The Company and Executive wish to amend the Agreement to address long term cash incentives upon a change in control and to eliminate the “parachute payment” right related to sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.

AGREEMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Executive agree as follows:

1. Section 1 is amended by adding a new subsection (b) as follows:

(b) Vesting if Cash Incentives not Assumed Upon a Change in Control. Immediately prior to the closing of a Change in Control, Executive’s long term cash-settled incentive awards (whether structured as performance unit awards or otherwise, hereafter referred to as “Long Term Cash Awards”) that are not continued, converted, assumed or substituted by a successor will become vested and be payable as follows: (i) for Long Term Cash Awards for which the performance period has ended before the Change in Control, payment shall be at the level of achievement attained (but not previously paid) during the performance period; (ii) for Long Term Cash Awards for which the performance period has not ended before the Change in Control, payment shall be at the pro-rated level of performance achieved (but not previously paid) as of the end of the last fiscal quarter before the Change in Control regardless of whether the quarter end was a regular performance measurement or payment point under the original Long Term Cash Award. The Company shall pay Executive for any such Long Term Cash Awards in a cash lump sum on the sixtieth (60th) day following the closing of the Change in Control.

2. Section 1 is amended so that previously numbered Subsection 1(b), Severance Pay and Benefits, is renumbered to be subsection 1(c).

3. Section 1 is amended by adding a new subsection 1(c)(2)(c) as follows:

(c) Long Term Cash Awards. Executive’s Long Term Cash Awards (including any continued, converted, assumed or substituted awards in respect of such Long Term Cash Awards) shall vest upon Executive’s termination of employment and be payable as follows: (i) for Long Term Cash Awards for which the performance period has ended before the termination of employment, payment shall be at the level of achievement attained (but not previously paid) during the performance period; (ii) for Long Term Cash Awards for which the performance period has not ended before the termination of employment, payment shall be at the pro-rated level of performance achieved (but not previously paid) as of the end of the last fiscal quarter before the termination of employment regardless of whether the quarter end was a regular performance measurement or payment point under the original Long Term Cash Award. The Company shall pay Executive for any such Long Term Cash Awards in a cash lump sum on the sixtieth (60th) day following the closing of the termination of employment.

4. Section 3 is deleted in its entirety and replaced with the following:

3. Parachute Excise Tax. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either:

A.	delivered in full or

B.	delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 3 shall be made in writing by independent public accountants engaged by the Company (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 3. In the event that a reduction is required, the reduction shall be applied first to any benefits that are not subject to Section 409A of the Code, and then shall be applied to benefits (if any) that are subject to Section 409A of the Code, with the benefits payable latest in time subject to reduction first.

5. Except as modified by this Amendment, all other terms of the Agreement remain unchanged.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

HEADWATERS INCORPORATED

Name:	Executive
Title:

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